Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sunrise New Energy Co., Ltd. (formerly known as Global Internet of People, Inc.) on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 2, 2022, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the share re-designation as described in Note 21, which were audited by other auditors, with respect to our audit of the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows of Sunrise New Energy Co., Ltd. and its subsidiaries for the year ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Sunrise New Energy Co., Ltd. for the year ended December 31, 2023. We were dismissed as auditors on December 16, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

May 15, 2024